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                                                                    EXHIBIT 12.1


  COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES - FAIR ISAAC CORPORATION
                        (IN THOUSANDS, EXCEPT RATIO DATA)


                                                                         YEAR ENDED SEPTEMBER 30,
                                                       ------------------------------------------------------------
                                                          1999         2000         2001         2002        2003
                                                       --------     --------     --------     --------     -------
Earnings:
     Income before income taxes                        $ 50,600     $ 47,070     $ 76,853     $ 53,098     $172,140
                                                       --------     --------     --------     --------     --------
Fixed charges:
     Interest expense                                       184           75          122        1,471       10,605
     Rent expense ( x 33.33%)                             3,054        3,045        3,420        3,997        6,878
                                                       --------     --------     --------     --------     --------
TOTAL FIXED CHARGES                                       3,238        3,120        3,542        5,468       17,483
                                                       --------     --------     --------     --------     --------
EARNINGS AVAILABLE FOR FIXED CHARGES                   $ 53,838     $ 50,190     $ 80,395     $ 58,566     $189,623
                                                       ========     ========     ========     ========     ========
Ratio of earnings to fixed charges (1)                    16.63        16.09        22.70        10.71        10.85
                                                       ========     ========     ========     ========     ========

(1) The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings before income taxes plus fixed charges) by fixed charges (interest expense plus portion of rental expense that represents interest).